THE ADVISORS' INNER CIRCLE FUND

                                   SCHEDULE A
                DATED AUGUST 8, 1994, AS AMENDED AUGUST 14, 2000
                 TO THE DISTRIBUTION PLAN DATED AUGUST 8, 1994,
                          AS AMENDED FEBRUARY 22, 2006

         Subject to any limitations imposed by Rule 2830 of the NASD's Conduct Rules, the Distributor shall receive Rule 12b-1 fees, which shall be paid on a monthly basis. These fees will be calculated based on the annual rate set forth below, as applied to the average daily net assets of the respective Portfolios.

Portfolio                                   Class of Shares              Fee

AIG Money Market Fund                              B                     .35%
Commerce Capital Government                  Administration              .25%
      Money Market Fund
Commerce Capital Treasury Obligations           Service                  .50%
      Money Market Fund
HGK Equity Value Fund                                                    .25%
Synovus Large Cap Core Equity Fund                 A                     .25%
                                                   B                    1.00%
                                                   C                    1.00%
Synovus Mid Cap Value Fund                         A                     .25%
                                                   B                    1.00%
                                                   C                    1.00%
Synovus Intermediate-Term Bond Fund                A                     .25%
                                                   B                    1.00%
Synovus Georgia Municipal Bond Fund                A                     .25%
UA S&P 500 Index Fund                              II                    .10%
Cambiar Opportunity Fund                        Investor                 .25%
Edgewood Growth Fund                             Retail                  .25%